UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2015

GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Montana
(State or other jurisdiction of incorporation)

(Commission File Number) 000-18911	(IRS Employer Identification No.) 81-0519541

49 Commons Loop
Kalispell, Montana 59901
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 5, 2016, the board of directors (the “Board”) of Glacier Bancorp, Inc. (the “Company”) announced the appointment of Mr. Mark Semmens to the Board of the Company and to the board of directors of the Company’s wholly owned subsidiary, Glacier Bank (the “Bank”), effective January 1, 2016. Mr. Semmens was appointed to the Audit, Compliance, and Risk Oversight Committees of both the Company and the Bank and also to the Compensation and Nomination Committees of the Company.
At the end of 2015, Mr. Semmens retired from his position as a Managing Director of Investment Banking at D.A. Davidson & Co., a full-service investment firm based in Great Falls, Montana. Mr. Semmens joined D.A. Davidson & Co. in 1985, founded the firm’s investment banking practice, and served on the firm’s Management Committee, Executive Committee and Board of Directors. Mr. Semmens served as the lead investment banking advisor to the Company for twenty-five years, advising the Company on approximately twenty acquisitions and four capital raises. He also has an extensive background in higher education, having served as a board member (and in the latter two cases, Chairman) of the Montana Board of Regents, the Montana Higher Education Student Assistance Corporation, and the Carroll College Board of Trustees. Mr. Semmens is a graduate of Carroll College with degrees in Business Administration and Finance.

Item 7.01.    Regulation FD Disclosure.
A copy of Glacier’s press release relating to the announcement described in Item 5.02, dated January 5, 2016, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits
(d)    Exhibits.

99.1	Press Release, dated January 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2016	GLACIER BANCORP, INC.

/s/ Michael J. Blodnick
	By:	Michael J. Blodnick
President and CEO